EXHIBIT 99.1

AquaVenture Holdings Announces Completion of Acquisition

TAMPA, FL., October 31, 2016 -  PRNewswire - AquaVenture Holdings Limited, (NYSE: WAAS) a leader in water purification solutions, today announced that its Seven Seas Water business has completed the acquisition of all the outstanding shares of Aguas de Bayovar S.A.C. (‘‘ADB’’) and all the rights and obligations under a design and construction contract for a desalination plant and related infrastructure located in Peru.  The aggregate purchase price for the acquisition was approximately $46 million in cash.

ADB supplies both seawater and desalinated process water to Compañía Minera Miski Mayo S.R.L. (“CMMM”), which uses the water to operate its Bayovar phosphate mine. The mine is located in North Western Peru approximately 600 miles north of Lima.  ADB  has the capacity to deliver over 7.9 million gallons per day (“GPD”) (30,000 m3/D) of seawater to the mine via a 24 mile (39 km) pipeline and 2.7 million GPD (10,400 m3/D) of desalinated process water from a seawater reverse osmosis (“SWRO”) facility located at the mine site. Seven Seas Water plans to improve the operating efficiency of the desalination plant, which is expected to lower costs, increase reliability, and provide higher minimum supply volumes to CMMM.

This is Seven Seas Water’s second desalination plant in South America and the acquisition expands its base of facilities that provide Water-as-a-ServiceTM (WAASTM) solutions to its customers. The Seven Seas Water business offers WAAS solutions by providing outsourced desalination and wastewater treatment services for governmental, municipal, industrial and hospitality customers.  Our customers benefit from a highly reliable, long-term clean water supply with predictable pricing, low customer capital investment and outsourced management of operations and maintenance.

Doug Brown, Chairman & CEO of AquaVenture Holdings commented: “As we expand operations to service the mining industry in South America, we believe that our expertise in offering WAAS will greatly contribute to increasing production and capital efficiency in mining. We have had great success providing purified water to our industrial and municipal clients since 2007, and we are confident in our ability to provide the same level of service to the mining sector.”

Seven Seas Water was advised by BNP Paribas, Goodwin Procter LLP, and Estudio Muniz in Lima, Peru.

About AquaVenture Holdings:
AquaVenture is a multinational provider of Water-as-a-ServiceTM (WAASTM)  solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing 7 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Safe Harbor Statement:

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to improvements in the plans operating efficiency, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,”

“intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission.

As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact Lee Muller CFO of AquaVenture Holdings Limited

Investor Relations Contacts:  investors@aquaventure.com or 855-278-WAAS